Exhibit 6.07
                           ID TECHNOLOGIES CORPORATION
                             1999 STOCK OPTION PLAN

1.       Purpose

         ID Technologies Corporation (the "Company") hereby establishes the ID Technologies Corporation 1999 Stock Option Plan (the "Plan") to advance the interests of the Company's stockholders by creating an incentive for, and enhancing the Company's ability to attract, retain and motivate key employees, directors and consultants or advisors of ID Technologies Corporation and any successor corporations thereto (collectively, the "Company") or future parent and/or subsidiary corporations of such corporation (as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code")) (all of whom, along with the Company, sometimes being individually referred to as a "Participating Company" and collectively referred to as the "Participating Company Group") by providing such individuals with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such individuals with those of the Company's stockholders.

2.       Eligibility

         Individuals eligible to be granted Options (as hereinafter defined) under the Plan include any Participating Company's employees and directors and any other individual whom the Compensation Committee, as defined below, determines is eligible under the Plan. Any individual who has been granted an Option under the Plan shall be deemed a "Participant." The Compensation Committee, in its sole discretion, shall determine which individuals shall be granted Options under the Plan. A director of a Participating Company shall be eligible to be granted an Incentive Stock Option (as hereinafter defined) only if the director is also an employee of a Participating Company. A consultant or advisor to a Participating Company or a non-employee director of a Participating Company shall be eligible to be granted only Options other than Incentive Stock Options.

3.       Administration.

         (A) COMPENSATION COMMITTEE. The Compensation Committee appointed by the Company's Board of Directors (the "Compensation Committee") shall administer the Plan. The Compensation Committee shall have the authority to grant Options and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable from time to time. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement (as hereinafter defined) in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. No member of the Compensation Committee shall be liable for any action or determination relating to the Plan. All decisions by the Compensation Committee shall be made in the Compensation Committee's sole discretion and shall be final and binding on all individuals having or claiming any interest in the Plan or in any Option. No individual acting pursuant to authority delegated by the Compensation Committee shall be liable for any action or determination under the Plan made in good faith.


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         (B) COMPANY. The President of the Company (or, in his absence, the
Board of Directors) shall have the authority to act on behalf of the Company with respect to any matter, right, obligation or election which is the responsibility of or which is allocated to the Company herein.

4.       Stock Available For Options

         (A) NUMBER OF SHARES. Subject to adjustment under Section 4(b), Options may be granted under the Plan for up to a maximum of One Million Three Hundred Eighty-Three Thousand One Hundred Forty-Eight (1,383,148) shares of the Company's common stock, no par value per share (the "Common Stock"). If any Option expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Option shall again be available for the grant of Options under the Plan, subject, however, in the case of Incentive Stock Options, to any limitation required under the Code.

         (B) ADJUSTMENTS TO COMMON STOCK. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, and (ii) the number and class of security and exercise price per share subject to each outstanding Option shall be appropriately adjusted by the Company (or substituted Options may be granted, if applicable) to the extent the Compensation Committee determines, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 4(b) applies and
Section 7 also applies to any event, Section 7 shall be applicable to such event, and this Section 4(b) shall not be applicable.

5.       Stock Options

         (A) GENERAL. The Compensation Committee may grant to eligible persons options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it deems necessary or advisable. An Option that is not intended to be an Incentive Stock Option shall be designated a "Non-Qualified Stock Option." Each Option under the Plan shall be evidenced by a written instrument in such form as the Compensation Committee shall determine (the "Option Agreement"). Each Option Agreement may contain terms and conditions in addition to but not inconsistent with those set forth in the Plan, as may be determined by the Compensation Committee.

         (B) INCENTIVE STOCK OPTIONS. An Option that the Compensation Committee intends to be an "incentive stock option" as defined in Code Section 422 (an "Incentive Stock Option") shall only be granted to employees of Participating Companies and shall be subject to and construed consistently with the requirements of Code Section 422. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.
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         (C) EXERCISE PRICE. The Compensation Committee shall establish, in its sole discretion, the exercise price at the time each Option is granted and specify it in the applicable Option Agreement; provided, however, that (i) the exercise price per share of Common Stock for an Incentive Stock Option shall be not less than the fair market value of a share of Common Stock on the date of grant of such Incentive Stock Option, as determined by the Compensation Committee in good faith (the "Fair Market Value"), and (ii) the exercise price per share of Common Stock for an Incentive Stock Option granted to a Participant who at the time the Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Code Section 422(b)(6) (a "Ten Percent Owner Participant") shall be not less than one hundred ten percent (110%) of the Fair Market Value. Notwithstanding the foregoing, an Incentive Stock Option may be granted by the Compensation Committee in its discretion with an exercise price lower than the minimum exercise price set forth above if such Incentive Stock Option is granted pursuant to an assumption of or substitution for another Option in a manner qualifying under the provisions of Code Section 424(a).

         (D) $100,000 LIMITATION. The aggregate Fair Market Value, determined as of the date on which an Incentive Stock Option is granted, of the shares of Common Stock with respect to which Incentive Stock Options (determined without regard to this Section 5(d)) are first exercisable during any calendar year (under this Plan or under any other plan of the Participating Company Group) by any Participant shall not exceed $100,000. If such limitation would be exceeded with respect to a Participant for a calendar year, the Incentive Stock Option shall be deemed a Non-Qualified Stock Option to the extent of such excess.

         (E) TIME FOR GRANTING INCENTIVE STOCK OPTIONS. All Incentive Stock Options must be granted, if at all, within ten years from the earlier of the date the Plan is adopted by the Company's Board of Directors or the date the stockholders of the Company duly approve the Plan.

         (F) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as are specified in this Plan and in the applicable Option Agreement; provided, however, that (i) no Option issued to a Participant who is a Participating Company employee shall be exercisable after the Participant voluntarily terminates his or her employment with the Participating Company Group, unless the Participant terminates employment on account of retirement after attainment of age sixty-five (65) or on account of Participant's disability (within the meaning of Code Section 22(c)(3)); (ii) no Incentive Stock Option shall be exercisable after the expiration of ten years after the date such Incentive Stock Option is granted; (iii) no Incentive Stock Option granted to a Ten Percent Owner Participant shall be exercisable after the expiration of five years after the date such Incentive Stock Option is granted; and (iv) no Incentive Stock Option shall be exercisable after the expiration of three months after the date on which the Participant terminates employment with the Participating Company Group, unless the Participant's employment with the Participating Company Group shall have terminated as a result of the Participant's death or disability (within the meaning of Code Section 22(c)(3)), in which event the Option shall terminate, and cease to be exercisable no later than twelve months from the date on which the Participant's employment terminated. For this purpose, a Participant's employment shall be deemed to have terminated on account of death if the Participant dies within three months following the Participant's termination of employment.
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         (G) VESTING SCHEDULE. Unless otherwise specified in the applicable
Option Agreement, each Option granted to an employee or director of the Company or a Participating Company under this Plan shall become vested and first exercisable by the Participant in accordance with the schedule set forth below:

                                              Percentage of Shares with
     Time of Vesting                      Respect to which Option is Vested
     ---------------                      ---------------------------------
      Date of Grant                                      33%
 After 1 Year of Service                                 33%
After 2 Years of Service                                 33%

Unless otherwise provided in the applicable Option Agreement, an Option granted to a person other than an employee or director of the Company or a Participating Company under this Plan shall be fully vested when granted.

For vesting purposes, a "year of service" means a twelve consecutive month period of continuous service by a Participant as an employee or director of a Participating Company. The initial computation period in determining a Participant's vesting percentage is the first twelve consecutive month period of continuous service by the Participant measured from the date the Option is granted, or from such other date specified in the applicable Option Agreement. Except as otherwise provided in the applicable Option Agreement, service prior to the Option grant date shall be disregarded. For vesting purposes, continuous service with the Company shall include a leave of absence that is approved by the Company as well as leave taken under the Family and Medical Leave Act of 1993.

         (H) EXERCISE OF OPTIONS. Subject to the provisions of this Plan and the applicable Option Agreement, vested Options may be exercised on the last business day of any calendar quarter or on any other day specified in Section 7 hereof (the "Exercise Date") by delivery to the Company of at least thirty (30) days prior written notice of exercise signed by the Participant. The Company in its discretion and on a case by case basis may establish additional Exercise Dates or waive in whole or in part the advance notice requirement. Unless otherwise provided in the applicable Option Agreement, as a condition to the exercise of any Option under this Plan the Participant shall be required to execute (1) a shareholders' agreement (the "Shareholders' Agreement") providing, INTER ALIA, that shares of Common Stock purchased under this Plan are subject to the Company's repurchase, bring-along and other similar rights, and (2) in the Company's discretion, a separate confidentiality and non-compete agreement in the form specified by the Company.

         (I) PAYMENT UPON EXERCISE. On the Exercise Date, the Participant shall pay for Common Stock purchased upon the exercise of an Option granted under the Plan as follows:

                  (1) by delivery to the Company of the exercise price in cash or by certified check, payable to the order of the Company;

                  (2) to the extent permitted by the Company at the time of exercise, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to

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the Company sufficient funds to pay the exercise price, or delivery by the
Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a certified check sufficient to pay the exercise price;

                  (3) to the extent expressly permitted in an Option Agreement, by delivery of shares of Common Stock owned by the Participant with an aggregate Fair Market Value equal to the exercise price, which Common Stock was owned by the Participant at least six months prior to such delivery;

                  (4) to the extent permitted by the Company at the time of exercise and further to the extent permitted by applicable law, by delivery of a promissory note of the Participant to the Company with a face amount equal to the exercise price, and secured by valuable collateral acceptable to the Company and on such other terms as determined by the Company, or by payment of such other lawful consideration as the Company may determine; or

                  (5) subject to the limitations expressed above, any combination of the above-permitted forms of payment.

6.       General Provisions Applicable to Options

         (A) TRANSFERABILITY OF OPTIONS. Except as the Compensation Committee may otherwise provide in an Option Agreement, Options shall not be sold, assigned, transferred, pledged or otherwise encumbered by the individual to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

         (B) COMPENSATION COMMITTEE AND COMPANY DISCRETION. Except as otherwise provided by the Plan, each type of Option may be granted alone or in addition or in relation to any other type of Option. The terms of each type of Option need not be identical. In the exercise of any discretion provided to the Compensation Committee or the Company under the terms of the Plan or an Option Agreement, the Compensation Committee and the Company shall not be required to treat Participants uniformly.

         (C) TERMINATION OF STATUS. The Compensation Committee shall in its discretion determine the effect on an Option of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which the Participant, the Participant's legal representative, conservator, guardian or designated beneficiary may exercise rights under the Option.

         (D) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Compensation Committee for payment of, any taxes required by law to be withheld in connection with Options granted to such Participant (including but not necessarily limited to federal, state or local income and employment taxes) no later than the date of the event creating the tax liability. The Company may allow Participants to satisfy such tax obligations in whole or in part in shares of Common Stock, including shares retained from the Option creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

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         (E) AMENDMENT OF OPTION. The Compensation Committee may amend, modify or terminate any outstanding Option, including but not limited to, substituting therefor another Option of the same or a different type, changing the Exercise Date, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant. Notwithstanding the foregoing, the Compensation Committee may amend an Option without the Participant's consent to the extent the Compensation Committee determines that the amendment is necessary to comply with applicable provisions of state or federal securities laws or regulations.

         (F) CONDITIONS ON DELIVERY OF STOCK. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Option have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable securities exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

7.       Transfer of Control

         A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company or another Participating Company.

         (a) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

         (b) a public offering of Company stock under the Securities Act of 1933, as amended (the "1933 Act") pursuant to which the Company raises not less than $15,000,000;

         (c) a merger or similar reorganization involving the Company in which the Company is not the surviving corporation;

         (d) a merger or similar reorganization involving the Company in which the Company is the surviving corporation where the stockholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger;

         (e) the sale, exchange or transfer of all or substantially all of the Company's assets (other than a sale, exchange or transfer to one or more Participating Companies that are subsidiary corporations of the Company); or
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         (f)      a liquidation or dissolution of the Company.

         Except as otherwise provided in the applicable Option Agreement, on the effective date of a Transfer of Control any previously unexercisable and/or unvested portion of outstanding Options shall become fully vested and such Options shall be exercisable as of such effective date. The Compensation Committee may in its sole discretion require Participants to provide reasonable advance notice of intent to exercise Options upon a Transfer of Control. The Compensation Committee may in its discretion provide that any Options which are not exercised as of the effective date of a Transfer of Control described in
Section 7(a), (b), (d) or (e) shall terminate effective upon consummation of the Transfer of Control; otherwise, the number and kind of shares of Common Stock which thereafter are subject to Options granted under this Plan and the number, kind and price of shares of Common Stock then subject to Options shall be appropriately adjusted in such manner as the Compensation Committee may deem equitable to prevent substantial dilution or enlargement of the rights available or granted hereunder and, in the case of Incentive Stock Options, to comply with Code Sections 422 and 424(a). Any Options which are not exercised as of the effective date of a Transfer of Control described in Section 7(c) shall automatically terminate upon consummation of the Transfer of Control unless the surviving entity expressly assumes the Options in connection with the Transfer of Control.

         The Compensation Committee may grant Options under the Plan in substitution for stock and stock-based awards held by employees of another corporation who become employees of a Participating Company as a result of a merger or consolidation of the employing corporation with the Participating Company or the acquisition by the Participating Company of property or stock of the employing corporation. The substitute Options shall be granted on such terms and conditions as the Compensation Committee considers appropriate under the circumstances.

8.       Miscellaneous

         (A) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No individual shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Participating Company. The Company and any Participating Company expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option Agreement.

         (B) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Option Agreement, no Participant shall have any right as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Option until becoming the record holder of such shares. If the transfer or redistribution of shares of Common Stock is restricted pursuant to applicable securities laws or any agreement binding on a Participant, certificates representing such shares of Common Stock may bear a legend referring to such restrictions.

         (C) NO RIGHTS. Except as hereinabove expressly provided in Sections 4 and 7, no Participant shall have any rights by reason of any subdivision or consolidation of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger or

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consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Option granted hereunder. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

         (D) SUBJECT TO LAW. The Plan and the grant of Options hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency, including any securities exchange or similar entity, as may be required.

         (E) SEVERABILITY. If any provision of this Plan or an Option Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any agreement evidencing an Option under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or the agreement, it shall be stricken and the remainder of the Plan or the agreement shall remain in full force and effect.

         (F) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is adopted by the Board of Directors of the Company, but no Incentive Stock Option granted to a Participant shall be effective unless the Plan has been approved by the Company's stockholders within 12 months of the Plan's adoption date. No Options shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Company's Board of Directors or (ii) the date the Plan was approved by the Company's stockholders, but Options previously granted may extend beyond that date.

         (G) TERMINATION OR AMENDMENT OF PLAN. The Company may at any time terminate this Plan or make such changes in or additions to the Plan as it deems advisable without further action on the part of the stockholders of the Company, provided that no such termination or amendment shall adversely affect or impair any then outstanding Option without the consent of the person holding such Option, and provided further that any increase in the number of shares of Common Stock covered by the Plan (other than an increase pursuant to Section 4(b) above) shall be subject to the approval of the Company's stockholders.

         (H) RESERVATION OF COMMON STOCK. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

         (I) STOCKHOLDER APPROVAL. For purposes of this Plan, stockholder approval shall mean approval by a vote of the stockholders in accordance with the requirements of Code Section 422.


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         (J) GOVERNING LAW. The provisions of the Plan and all Options made hereunder shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law.

                                        Adopted by the Board of Directors
                                        On ___________ ___, 1999.

                                        Approved by the stockholders of the
                                        Company on _________ ___, _____